FIRST AMENDMENT TO

NEWGIOCO GROUP, INC.

2018 EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the 2018 Equity Incentive Plan (the “Plan”) is made pursuant to Section 15(b) of the Plan.

Recitals:

WHEREAS, the Plan was originally adopted by the Board of Directors of Newgioco Group, Inc. (the “Company”) on August 12, 2018 and approved by the stockholders on September 12, 2018;

WHEREAS, on December 12, 2019 the Company effected a reverse stock split (“Reverse Stock Split”) of the Common Stock at a ratio of 1-for-8; and

WHEREAS, the Board of Directors believes it is necessary and advisable and in the best interest of the Company and its stockholders to increase the maximum individual limits for Non-Employee Directors set forth in the first sentence of Section 4(t) of the Plan entitled “Non-Employee Director Compensation Limits”.

NOW, THEREFORE, the first sentence of Section 4(t) of the Plan is hereby amended as follows:

“No Non-Employee Director serving in the following positions at any time during any calendar year shall receive Awards during such calendar year covering, in the aggregate, in excess of the following number of Shares: (i) Chairperson or Lead Director – 300,000 Shares; and (ii) Other Non-Employee Director - 250,000 Shares.”

All other terms and conditions of the Plan not otherwise modified hereby shall remain in full force and effect. The First Amendment was approved by the Board of Directors on October 1, 2020.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Plan as of October 1, 2020.

NEWGIOCO GROUP, INC.

By:	/s/ Michele Ciavarella
Name:	Michele Ciavarella
Title:	Chief Executive Officer